Exhibit 99.2

news release

Executive Offices                                 For Further Information Contact:

2200 E. Golf Road

Des Plaines, IL  60016

Richard W. Gochnauer

President and Chief Executive Officer

or

Kathleen S. Dvorak

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 699-5000

UNITED STATIONERS ELECTS ZILLMER

TO ITS BOARD OF DIRECTORS

DES PLAINES, Ill., October 21, 2004 — United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced today that John J. Zillmer has joined its board of directors.

Zillmer, 49, has been in the managed services industry for 30 years, most recently at Aramark Corporation, a leading provider of food, uniform and support services.  He served there as president of Aramark’s food and support services group and executive vice president of Aramark Corporation until January 2004.  As president of the food and support services group, he was responsible for both domestic and international operations with revenues estimated at $8 billion and 200,000 employees worldwide.  During his 18-year career with Aramark, Zillmer held a number of other senior management positions including serving as president of the company’s international activities and its business services group.

Under Zillmer’s leadership, the food and support services group achieved record sales and profit growth as well as record account retention rates.  He was recognized by the food service industry in 2002 for his leadership and received Nations Restaurant News’ 2003 Golden Chain Award for his consistent focus on achieving the highest standards of customer satisfaction.

Zillmer received an undergraduate degree from Marquette University and an M.B.A. from the Kellogg Graduate School at Northwestern University.  He currently is a board member at Casella Waste Systems, Inc.

“We are extremely pleased to have John join an already strong and distinguished board,” said Frederick B. Hegi, Jr., chairman of United’s board of directors.  “With his strong operational background and focus on customer service and revenue growth, he will provide important guidance to United’s future direction.”

Company Overview

United Stationers Inc., with sales for the trailing 12 months of approximately $3.9 billion, is North America’s largest broad line wholesale distributor of business products, and a provider of marketing and logistics services to resellers.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 15,000 resellers.  United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace.  Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

The company’s common stock trades on The NASDAQ Stock Market® under the symbol USTR.

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